EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of St. Jude Medical, Inc. of our reports dated February 26, 2013, with respect to the consolidated financial statements of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in the 2012 Annual Report to Shareholders of St. Jude Medical, Inc.

Our audits also included the financial statement schedule of St. Jude Medical, Inc. listed in Item 15(a)(2). This schedule is the responsibility of St. Jude Medical, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 26, 2013, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160726) and Form S-8 (Nos. 333-42945, 333-42668, 333-96697, 333-127381, 333-130180, 333-136398, 333-143090, 333-149440, 333-150839, 333-176200, 333-183158 and 333-183159) of St. Jude Medical, Inc. with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in this Annual Report (Form 10-K) for the year ended December 29, 2012.
/s/  Ernst & Young LLP
Minneapolis, Minnesota
February 26, 2013